Exhibit 4(c)

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

        This Amendment, dated as of December 31, 2001 (the “Amendment”), is by and among CIGNA Corporation, a Delaware corporation (the “Company”), First Chicago Trust Company of New York, a corporation organized under the laws of the State of New York (“First Chicago”), and EquiServe Trust Company, N.A., a national association (“EquiServe”), and amends the Amended and Restated Rights Agreement dated as of December 16, 1998 (the “Rights Agreement”) between the Company and First Chicago.

        WHEREAS, the Company and First Chicago are currently parties to the Rights Agreement, pursuant to which First Chicago serves as Rights Agent;

        WHEREAS, First Chicago intends to resign as Rights Agent and the Company intends to appoint EquiServe to succeed First Chicago as Rights Agent; and

        WHEREAS, EquiServe wishes to accept the appointment as successor Rights Agent and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

        NOW, THEREFORE, the Company, First Chicago and EquiServe agree as follows:

        1. Resignation of First Chicago as Rights Agent. Pursuant to Section 21 of the Rights Agreement, First Chicago hereby resigns as Rights Agent, and the Company accepts such resignation, effective as of 12:01 a.m., New York time, December 31, 2001.

        2. Appointment of EquiServe as Successor Rights Agent. Pursuant to Section 21 of the Rights Agreement, the Company hereby appoints EquiServe as successor Rights Agent, and EquiServe hereby accepts such appointment, effective as of 12:01 a.m., New York time, December 31, 2001, subject to all the terms and conditions of the Rights Agreement as amended hereby. EquiServe hereby represents and warrants to the Company that it meets the qualifications of a successor rights agent as set forth in Section 21 of the Rights Agreement.

        3. Amendments to Rights Agreement. The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment except as may otherwise be provided below:

               (a) From and after the time that the appointment of EquiServe as successor Rights Agent is effective all references in the Rights Agreement (including all exhibits thereto) to First Chicago as Rights Agent shall be deemed to refer to EquiServe as successor Rights Agent. From and after the effective date of this Amendment, all references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

               (b) Section 3(c) of the Rights Agreement shall be amended as of the effective time of the appointment of EquiServe as successor Rights Agent by adding a sentence, substantially in the form of the following sentence, immediately after the last sentence of the legend set forth therein:

Effective as of December 31, 2001, EquiServe Trust Company, N.A., succeeded First Chicago Trust Company of New York as Rights Agent.

The following legend, or a legend substantially similar thereto, may, in the alternative be affixed.

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Amended and Restated Rights Agreement between CIGNA Corporation and EquiServe Trust Company, N.A. (as successor Rights Agent), dated as of December 31, 2001, as amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of CIGNA Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. CIGNA Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

               (c) Section 26 of the Rights Agreement is amended by deleting the name and address of First Chicago and substituting the following therefor:

EquiServe Trust Company, N.A. 525 Washington Boulevard Suite 4690 Jersey City, NJ 07303 Attention: Robbin Mayo

        4. Miscellaneous.

               (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

               (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

               (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first written above.

CIGNA CORPORATION

By: /s/ Carol J. Ward
Name: Carol J. Ward
Title: Corporate Secretary

FIRST CHICAGO TRUST COMPANY
OF NEW YORK

By: /s/ M. J. Foley
Name: M. J. Foley
Title: Chief Marketing Officer

EQUISERVE TRUST COMPANY, N.A.

By: /s/ Thomas A. Ferrari
Name: Thomas A. Ferrari
Title: Senior Managing Director